United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 18, 2006
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On December 18, 2006, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended October 31, 2006, the continuation of its dividend program, and hosted a conference call to discuss the financial results for the quarter ended October 31, 2006. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press release dated December 18, 2006 announcing financial results for the quarter ended October 31, 2006 and the continuation of its dividend program
99.2	Transcript of conference call held on December 18, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2006
Applied Signal Technology, Inc. (Registrant)
By:	/s/ James E. Doyle James E. Doyle, Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release dated December 18, 2006 announcing financial results for the quarter ended October 31, 2006 and the continuation of its dividend program
99.2	Transcript of conference call held on December 18, 2006

Exhibit 99.1
Press release dated December 18, 2006 announcing financial results for the quarter ended October 31, 2006 and the continuation of its dividend program

Applied Signal Technology, Inc. Announces Fiscal 2006 Operating Results,
Record Fiscal Year Revenues, and Continuation of Dividends

Sunnyvale, CA. December 18, 2006 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the fourth quarter of fiscal year 2006 and the fiscal year ended October 31, 2006. The Company announced that it generated a record $161.9 million in revenues during fiscal 2006. In addition, the Company announced the continuation during fiscal 2007 of the annual dividend payments to shareholders of $0.50 per share.

Results of Operations

Revenues for the fourth quarter of fiscal year 2006 were $45,385,000 compared with revenues of $57,615,000 recorded during the fourth quarter of fiscal year 2005. At October 31, 2006 there was approximately $5,667,000 of pre-contract costs on the balance sheet that the Company anticipates will convert to revenues in future periods. At least $3.9 million of these pre-contract costs will be recognized as revenue during the first quarter of fiscal year 2007. Revenues for fiscal year 2006 were $161,913,000 compared with revenues of $156,061,000 recorded during fiscal year 2005.

Operating income for the fourth quarter and fiscal year 2006 was $1,829,000 and $8,872,000, respectively, compared with operating income of $5,080,000 and $14,831,000 for the fourth quarter and fiscal year 2005, respectively. Operating income was reduced by approximately $1.3 million during the fourth quarter due to previously unanticipated increases in our billing rates. Net income for the fourth quarter and fiscal year 2006 was $568,000 or $0.05 per diluted share and $4,327,000 or $0.36 per diluted share, respectively, compared with net income for the fourth quarter and fiscal year 2005 of $3,106,000 or $0.26 per diluted share and $9,244,000 or $0.79 per diluted share, respectively. Both operating and net income decreased due to stock-based compensation expense incurred as a result of our adoption of Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payment”. The stock based compensation expense for the fourth quarter and fiscal year 2006 was approximately $1.1 million and $4.3 million, respectively. Our effective tax rate for fiscal year 2006 is estimated to be 52.9% compared to our fiscal year 2005 effective tax rate of 40.3%. Our estimated effective tax rate increased as a result of non-deductible stock-based compensation charges incurred due to the adoption of SFAS 123R.

New Orders

New orders received during the fourth quarter of fiscal year 2006 were $37,039,000 compared to new orders of $72,581,000 received during the fourth quarter of fiscal year 2005. Orders for fiscal year 2006 were $124,481,000 compared to $127,663,000 reported for fiscal year 2005.

Dividend

The Company announced the continuation of its current dividend. The Company will pay an annual dividend of $0.50 per share, payable quarterly at a rate of $0.125 per share, to shareholders over the next twelve months. The quarterly dividends will be payable on February 16, 2007, May 18, 2007, August 17, 2007 and November 16, 2007 to shareholders of record at February 2, 2007, May 4, 2007, August 3, 2007 and October 31, 2007, respectively.

Management Commentary

Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology, Inc., commented, “We anticipated a book-to-bill ratio for fiscal 2006 close to 1.0. This was predicated upon the completion of negotiations of an indefinite delivery/indefinite quantity (IDIQ) type contract with one of our government agency customers and the anticipated subsequent delivery orders. This IDIQ contract did not get awarded until the first quarter of fiscal 2007. It is a three-year contract with a $45 million delivery order limit. We expect subsequent delivery orders on this contract.”

“The fiscal 2006 book-to-bill ratio of approximately 0.77 is not uncommon compared to our historical results and does not concern us with respect to our growth prospects. These delays in orders are not uncommon in government contracting.”

Mr. Yancey concluded his remarks, “I believe the Global War on Terror is placing new requirements on intelligence, surveillance and reconnaissance and that drives our marketplace. I also believe the military will be a major provider of intelligence, surveillance and reconnaissance. We are expanding our role as a supplier to the military and that is expanding our marketplace.”

Attached to this news release are condensed statements of operations and balance sheets for the fourth quarter and fiscal year ended October 31, 2006.

Conference Call

The Company will host a conference call on December 18, 2006 to discuss fourth quarter and fiscal 2006 results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on December 18, 2006 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s future orders and continued growth and the U.S. Government’s demand for our equipment, the increased military role as a major provider of intelligence, surveillance and reconnaissance, the expansion of our role as a supplier to the military, deliveries under our IDIQ contract, as well as performance on current and future programs are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2005. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Statements of Income
for the Periods Ending October 31, 2006 and October 31, 2005
(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	October 31, 2006	October 31, 2005	October 31, 2006	October 31, 2005

Revenues from contracts	$45,385	$57,615	$161,913	$156,061
Operating expenses:
Contract costs	29,319	37,512	107,898	102,938
Research and development	6,892	6,514	19,165	16,125
General and administrative	7,345 --------	8,509 --------	25,978 --------	22,167 --------

Total operating expenses	43,556 --------	52,535 --------	153,041 --------	141,230 --------

Operating income	1,829	5,080	8,872	14,831
Interest income/(expense), net	137 --------	20 --------	315 --------	648 --------

Income before provision
for income taxes	1,966	5,100	9,187	15,479
Provision for income taxes	1,398 --------	1,994 --------	4,860 --------	6,235 --------

Net income	$568 ======	$3,106 ======	$4,327 ======	$9,244 ======

Net income per share - basic	$0.05	$0.27	$0.37	$0.81
Average shares - basic	11,848	11,505	11,739	11,400

Net income per share - diluted	$0.05	$0.26	$0.36	$0.79
Average shares - diluted	12,040	11,786	11,994	11,759

Applied Signal Technology, Inc.
Condensed Balance Sheets
(in thousands)

ASSETS
	October 31, 2006	October 31, 2005
Current assets:
Cash, cash equivalents, and short term investments	$29,845	$29,535
Accounts receivable	40,579	48,466
Inventory	6,078	5,269
Refundable income tax	647	1,160
Prepaid and other current assets	12,177 ----------	5,147 ----------
Total current assets	89,326	89,577
Property and equipment, at cost	58,311	68,619
Accumulated depreciation and amortization	(41,496) ----------	(52,328) ----------
Net property and equipment	16,815	16,291
Goodwill	19,964	19,785
Intangible assets	2,270	2,270
Less accumulated amortization	(1,010) ----------	(265) ----------
Intangible assets, net	1,260	2,005
Long-Term Deferred Tax Asset, net	5,258	5,821
Long Term Investment	2,802	—
Other assets	781 ----------	844 ----------
Total assets	136,206 ========	134,323 ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$18,968	$22,719
Notes payable	1,429	1,429
Income taxes payable	—	633
Other accrued liabilities	1,741 ----------	1,608 ----------
Total current liabilities	22,138	26,389
Long-Term Liabilities:
Long-Term notes payable	6,786	8,215
Other Long-Term liabilities	1,849 ----------	1,787 ----------
Total Long-Term liabilities	$8,635	$10,002
Shareholders' equity	105,433 ----------	97,932 ----------
Total liabilities and shareholders' equity	$136,206 ========	$134,323 ========

Exhibit 99.2
Transcript of conference call held on December 18, 2006

Applied Signal Technology, Inc.
Q4 2006 Earnings Conference Call
December 18, 2006
5:00 p.m. EST

Operator

Greetings, ladies and gentlemen, and welcome to the Applied Signal Technology fourth quarter 2006 and year end earnings conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. [OPERATOR INSTRUCTIONS] As a reminder, the conference is being recorded.

It is now my pleasure to introduce your host, Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology. Thank you. Mr. Yancey, you may begin.

Gary Yancey – Applied Signal Technology – CEO, President

Thank you. Welcome everybody. Good afternoon, or good evening, everybody, depending on what coast you are on, and we will do the same format that we do each time. I will first turn it over to Jim Doyle, our Chief Financial Officer, to recap the financial results for both the fourth quarter and for fiscal year 2006, and then after that we will go ahead and open it up for questions. Jim, if you want to take it.

Jim Doyle – Applied Signal Technology – CFO

Thanks, Gary. Good afternoon, everyone. Let me start with our Safe Harbor statement. Our presentation today may contain forward-looking statements that reflect the Company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the risks and factors that may be discussed in this call, and important factors which could cause actual results to differ materially are contained in the Company's recent 10-Qs and 10-K.

Let me briefly review our operating results. We generated record revenues of approximately 162 million during fiscal 2006, and we continue to see an interest in Intelligence, Reconnaissance and Surveillance, or ISR, by the U.S. Government. This interest is in response to the threat of terrorist activities, and the global War on Terror. Although our revenue growth has slowed some during the past year, we still believe we are well position to do benefit from the ISR spending that might result. We believe that our COMINT and sensor processing markets have strong growth potential, and our move into the ELINT market provides us an opportunity to diversify into a complementary area.

Revenues for the fourth quarter of fiscal 2006 were approximately $45.4 million, compared with revenues of approximately 57.6 million recorded during the fourth quarter of fiscal 2005. At October 31, 2006, there was approximately 5.7 million of pre-contract costs on the balance sheet that the Company anticipates will convert to revenues in future periods. These pre-contract costs are considered current assets, and are accounted for under the category prepaid and other current assets. At least 3.9 million of these pre-contract costs will be recognized as revenue during the first quarter of fiscal 2007.

Revenues for fiscal year 2006 were approximately $162 million, compared with revenues of approximately 156 million recorded during fiscal 2005. Our operating income for the fourth quarter of fiscal year 2006 was approximately $1.8 million, and 8.9 million respectively, compared with operating income of 5.1 and 14.8 million for the fourth quarter and fiscal year 2005 respectively. Operating income was reduced by approximately 1.3 million during the fourth quarter of fiscal 2006 due to previously unanticipated increases in our billing rates.

Net income for the fourth quarter and fiscal year 2006 was approximately $600,000, or $0.05 per diluted share, and approximately 4.3 million, or $0.36 per diluted share respectively, compared to net income for the fourth quarter and fiscal year 2005 of $3.1 million, or $0.26 per diluted share, and 9.2 million, or $0.79 per diluted share respectively.

Both operating income and net income decreased due to stock-based compensation expense incurred as a result of our adoption of FAS 123R. The stock-based compensation expense and reduction in operating income for the fourth quarter and fiscal 2006 due to the adoption of FAS 123R was approximately $1.1 million and 4.3 million respectively.

Our effective tax rate for fiscal 2006 is estimated to be approximately 53%, compared to fiscal year 2005 effective tax rate of approximately 40%. Our estimated effective tax rate increased as a result of nondeductible stock-based compensation charges incurred due to the adoption of stock-based payment FAS 123R.

I will conclude now with some remarks about our balance sheet. The combined cash and short-term investments plus long-term investment balances at October 31 were approximately 32.6 million, up slightly when compared to the same balances at October 31, 2005. Accounts receivable totals were approximately 40.6 million. Included in accounts receivable are billed receivables of about 20.8 million, and unbilled receivables of about 19.8 million. The inventory balance at October 31, 2006, increased slightly during the fiscal year and was approximately 6.1 million, compared to approximately 5.3 million at October 31, 2005.

Prepaid and other current assets increased year-over-year primarily because our pre-contract or at-risk costs increased from about 1 million at the end of fiscal year 2005, to about 5.7 million at the end of fiscal 2006. As a reminder we paid dividends of approximately 1.5 million and 6 million during the fourth quarter and fiscal 2006 respectively, and the Company continues to pay $0.50 per share annual dividend payable quarterly at a rate of $0.12 per share to shareholders over the next twelve months. Those are some preliminary financial remarks.

I will turn it back to Gary, and then we will open up to questions.

Gary Yancey – Applied Signal Technology – CEO, President

Thanks, Jim. As I said in the press release, we had anticipated a book-to-bill ratio much closer to 1 than we thought, although there were some slips in some fair-sized bookings that, well, in the one case it's already come in now in this first quarter of fiscal 2007, and in other cases, that was some of the pre-contract costs that we were carrying were as a result of delayed bookings, and we anticipate those coming in throughout this year, a fair amount of them in the first quarter.

The delays I think are partially because government from 2003 through 2005 was investing a lot of money in research and development of new ISR capabilities, and they are now in the process of fielding a lot of those capabilities and maintaining the systems, and so I think it is just a little bit of an inflection that has taken the emphasis from R&D into fielding systems, and maintaining the systems, and we believe with all of the discussions we have with our customers, that they will be still returning to fairly major investments in the R&D sector as well.

When we look at the bookings, it wasn't really that anything that was anticipated went away, it was really just that it was slower in executing the orders than we had anticipated.

With that, I will go ahead and open it up to questions.

Operator

Thank you. [OPERATOR INSTRUCTIONS] Our first question comes from the line of Steve Levenson with Ryan Beck & Co. Please proceed with your question.

<Q>: I guess the big question here is over the last couple years you all have said that you thought you could do 20% annual growth, and it was that there was some variability year to year, but we have been a little bit short of that. How do you see things looking forward?

Gary Yancey – Applied Signal Technology – CEO, President

Well, we still think it is a marketplace that we can grow in. We think we can grow double-digit, and when you look over the four years, it has been close to that 20% for the four years --

<Q>: I am aware it is a record year, too.

Gary Yancey – Applied Signal Technology – CEO, President

Yes. It is definitely, it was more of an inflection that we thought would occur this year because of some of the slipped bookings, but the government has major requirements in the area of ISR, and the customers that we have talked to, and we are expanding our customer base a lot, especially in the military, are all anticipating additional investments in R&D and fielding the systems, so I still think that double-digit growth is in the cards.

<Q>: Okay. The $45 million order that you mentioned in the release and in your comments, is that a product order, or is that still for additional R&D?

Gary Yancey – Applied Signal Technology – CEO, President

It is R&D, and remember it is IDIQ. It is not an order now. It will not show in bookings, except when they place the task orders against it. It is a vehicle by which they can vary, well rapidly and easily place orders with us, and we anticipate them to be starting to do that fairly rapidly. In fact, a number of the people from that agency were at our headquarters last week with kick-off meeting for defining the task orders to be there, but it will be R&D, and it will be shown as orders, only as the orders are placed against it.

<Q>: Okay. Is that 45 million going to be over three years or is that—

Gary Yancey – Applied Signal Technology – CEO, President

It is a three-year contract, Steve. They have the option to raise the ceiling. We have had IDI—

<Q>: Okay.

Gary Yancey – Applied Signal Technology – CEO, President

We have seen customers raise the ceiling, so they have the option to raise that ceiling if they find that they are spending at a faster rate than the three years.

<Q>: Okay. Thanks. Last item is the prepaid, the pre-contract costs on the balance sheet. Are those including profit margins, or are those just your costs so that the actual revenue number will be higher than that with a more traditional margin?

Jim Doyle – Applied Signal Technology – CFO

It is just at cost, Steve. The adjustment to margins would be kind of in-line with most of our cost reimbursable type contracts. Because that's what's at risk are those cost reimbursable type contracts.

<Q>: Thanks very much.

Jim Doyle – Applied Signal Technology – CFO

Sure.

Gary Yancey – Applied Signal Technology – CEO, President

Thanks Steve.

Operator

Our next question comes from the line of Myles Walton with CIBC World Markets. Please proceed with your question.

<Q>: Thanks. Good evening.

Gary Yancey – Applied Signal Technology – CEO, President

Hi, Myles.

<Q>: Gary, I know that in the release you comment that book-to-bill of 0.77 is not unusual, but it looks like it is the lowest book-to-bill I have seen since early 2000. As you look out, what makes you comfortable that it is either, one, not unusual or that this book-to-bill is not an indicator of what we saw as a significant revenue decline the last time we saw book-to-bill this low?

Gary Yancey – Applied Signal Technology – CEO, President

Well, first of all, when I say not unusual, what I did is I looked back over about a ten-year history of the Company, and we have had book-to-bills this low before, and everybody on the line here knows that we can't keep having book-to-bills less than 1, and we know that as well.

The thing that makes us feel that we still see growth looking out there is that as we look at what is in the pipeline, if you like, which aren't all awarded contracts by a long shot, but we are working with customers that are known customers, and we are looking at opportunities, and many of them are sole source opportunities, and it still shows we have plenty of opportunity for growth with the Company.

<Q>: Okay. What was the backlog number at year end?

Jim Doyle – Applied Signal Technology – CFO

Myles, it was about 105 million.

<Q>: Okay. Given that back drop, is it realistic to expect revenue growth in '07?

Jim Doyle – Applied Signal Technology – CFO

Yes. It is going to be a function of when orders come through, so timing is important, but yes, based on what our plans are showing right now, we anticipate revenue growth in fiscal '07.

<Q>: Okay. On the kind of non-operating effects of FAS 123, as you look out into '07, is there any reason to believe that both the tax implications, and/or the options expense you will be able to fight them off a little bit better?

Jim Doyle – Applied Signal Technology – CFO

The short answer is no. The option expense for FY '07 will probably be very similar to FY '06, and our tax rate we anticipate FY '07 in the 48 to 50% tax range.

<Q>: Okay. And on the PP&E, it looks like is came down pretty sizably in the quarter. What was the driver there on the balance sheet?

Jim Doyle – Applied Signal Technology – CFO

There was some write-offs of items that have been fully depreciated, so that's all that was.

<Q>: Okay. The particular unanticipated billing rate increases in the quarter, were they on any specific programs?

Jim Doyle – Applied Signal Technology – CFO

No, no, that was we had anticipated some order, stronger order activity in the fourth quarter, and because that did not happen, we weren't able to generate the direct labor that we had anticipated, and it caused our billing rates to rise at the end of the year, so we had to absorb roughly 1.3 million of those from the cost of a combination of fixed price contracts that absorbed it, and time and material jobs, and a little bit on some of our cost reimbursable jobs.

<Q>: And then one last one if I could, could you give us the operating cash flow and CapEx in the quarter?

Jim Doyle – Applied Signal Technology – CFO

In the quarter.

<Q>: Or for the year.

Jim Doyle – Applied Signal Technology – CFO

Let me give you the year-to-date. Let's see. Operating cash flow, cash provided by operations was roughly 10.8 million, and then CapEx spending was around 5.2, 5.3 million.

<Q>: Okay. Thanks.

Operator

Our next question comes from the line of Patrick McCarthy with Friedman Billings Ramsey. Please proceed with your question.

<Q>: Good afternoon.

Jim Doyle – Applied Signal Technology – CFO

Hi, Patrick.

<Q>: Gary, I was wondering if you could comment on research search and development during the quarter. It seems like there was a fairly material tick-up there that occurred. We have seen that during the past in during the fourth quarter, but could you just comment on where that is going, maybe some components of that.

Gary Yancey – Applied Signal Technology – CEO, President

Well, it is pretty well across the board, Patrick. There wasn't any one program that had picked up there. It was a matter of allocation of resources for, I will call it touch labor, to be able to execute the R&D, and to pull the R&D in as we had planned it. We had been running a bit behind, and we had with some of the delays in the orders, we had the opportunity to shift staff some onto more of the R&D, and to go ahead and execute as we had planned, so it wasn't any one program. It pretty well across the board.

<Q>: Could you comment on whether these are programs that will potentially turn into production programs in the near term, or is it more longer term R&D?

Gary Yancey – Applied Signal Technology – CEO, President

Well, unfortunately again that's kind of a combination, you know. Typically when we are investing in our internal R&D which is what you see in that R&D line, we are looking to investment that would start paying off in terms of orders within maybe a year-and-a-half of when we start the investment. Our ELINT investment is going to be more like two years, a little over two years before we see anything from that, and that is one of the longer-term investments that we will make.

Now, the return may well not be a production order, because most of the time on R&D we don't develop something clear to the point of being a product, we have purchased production since. We will invest in the tough part of the R&D up to the point that a government customer then will decide to start investing to carry it to the final product, but in the meantime when that customer is contracting with us to bring it to a final product, that is obviously generating revenue on a cost reimbursement contract.

<Q>: Okay. Could you comment on what your mix of cost plus versus firm fixed price was this quarter?

Jim Doyle – Applied Signal Technology – CFO

Sure. For the quarter, Patrick, from a revenue perspective?

<Q>: Yes.

Jim Doyle – Applied Signal Technology – CFO

It is roughly 17% from fixed price, and then roughly 79% cost type, and then 4% T&M. If you add the T&M together, if you add in the cost type, it is roughly 81% cost reimbursable type, and 17%, I am sorry, 83% and 17%.

<Q>: How would we reconcile that, Gary, with your comments earlier about 2003 through 2005 you had a lot of major investments, and I would assume that would be predominantly cost-plus type work, but now you are heating into the fixed-price portion of it.

Gary Yancey – Applied Signal Technology – CEO, President

That's what I am trying to tell you, Patrick it doesn't always result in fixed price. Many times our investment will then result in a major development contract, and so it will still be cost reimbursable. Our investments don't just naturally flow then to fixed-price product type contracts, and as a matter of fact these days we are finding less and less of that, because we'll invest in technology to be kind of the key technology, to get a bigger part of a program or to take on a larger program which will still be developmental in nature, and it will still be a cost reimbursable contract.

<Q>: Okay. Thank you.

Operator

Our next question comes from the line of David Gremmels with Thomas Weisel Partners. Please proceed with your question.

<Q>: Thanks. I want to maybe just follow on to that last question, because I want to make sure I understand it. You know, you talked about R&D, some order slippage from R&D development being down without production revenue ramping up. I am sorry, from R&D development down and production ramping up, generally in the market. And I would think that would be a good thing as your development work transitions to production contracts, but you are saying that doesn't always happen, or I am sorry, are you saying that it doesn't always, your development work doesn't always transition to a production contract, or your production work doesn't always transition to a fixed-price contract?

Gary Yancey – Applied Signal Technology – CEO, President

It is kind of one and the same. It doesn't always transition to a production contract which would be fixed price, almost always it would be fixed price, and I may have confused you, because you confused me when you parroted back what you thought I said. Let me try to reiterate. What I was saying is, that there had been a fairly major investment since 2003, well, 2003, 2004, and part of 2005 that we have seen, and many of our industry partners have seen the same thing.

There was major investment by the government in new ISR solutions, and so that was development and R&D work, and all I was saying is one of the observations is a fair amount of last year, some amount of last year, and a fair amount this year, we're seeing the customers deploying a lot of these systems that had that R&D work going in there and also produced a system, so they weren't investing as much, and allowing orders to slip in the area of R&D this year. We think that is going to reverse on a going-forward basis, because there is still a lot more ISR requirements than they have solutions for. So that was what I was trying to articulate.

<Q>: For the systems that are currently being deployed that were produced in the '03 to '05 time period, or they were produced by someone other than Applied Signal?

Gary Yancey – Applied Signal Technology – CEO, President

Both, but, no, my inference was they were produced in that '03 to '05 time period, and being deployed, but it is both. The industry, you know, many of other companies are seeing kind of some similar things this last probably year-and-a-half, and yet we all, I believe, we all believe, I know we do, that there is still enough requirements for ISR solutions that there is still a healthy marketplace to grow in.

<Q>: Okay. Thanks. Thanks for clearing that up. Also wanted to ask about your Army airborne program. I think you did deliver the first aircraft. Is that accurate, and can you just talk about the, just give us an update on the program?

Gary Yancey – Applied Signal Technology – CEO, President

No, we have not delivered the first one. We believe delivery will occur before the end of January. We are just now entering into the final formal acceptance testing. We had pretty good technical performance in all of the flight tests that have been done, and the calibrations that have been done, and we anticipate a good acceptance testing and acceptance by the customer, so that the system then can be taken to the field, and a platform can be taken to the field.

I don't know how soon after January they are going to do that, but I think it will be very soon after they accept it, that it would go to the field, and that will of course be where the rubber hits the road as they say, or the proof in the pudding, will be when it is in the actual field and see how well it is performing ISR.

<Q>: I guess I was thinking that that first delivery had been scheduled for earlier in the year. Have there been any development issues that have caused that to slip?

Gary Yancey – Applied Signal Technology – CEO, President

There has been many, and there have been weather issues that have caused this to slip because we couldn't do the calibration flights, and yes, it is a development program, and there is a lot of issues, and we have worked through the issues, and it is going appropriately, and we have a customer that is pretty pleased. Again, everybody is waiting, not only for the acceptance test, but waiting to see results once it is deployed.

<Q>: Okay. And then on your dividend, I think if you look at your last three years in aggregate you generated free cash flow, something around 16 million, and the dividends have also been around 16 million, so can you just help us understand how you are thinking about this, and at what point would you have to reconsider the size of your dividend?

Jim Doyle – Applied Signal Technology – CFO

Well, David, we have looked at our forecast, and we are generating a couple or $3 million a year, after paying the roughly $6 million dividend, and servicing our long-term debt, so we feel comfortable right now continuing that dividend in the foreseeable future at that current rate.

<Q>: Okay. Last question, what was the your year end head count?

Jim Doyle – Applied Signal Technology – CFO

Roughly 645.

<Q>: Okay. Thank you.

Operator

Our next question comes from the line of Chris Donaghey with Suntrust Robinson Humphrey. Please proceed with your question.

<Q>: Hi. Good evening, Jim and Gary. This $45 million IDIQ contract, is that an expansion of an existing contract, or is this a new customer, or a new piece of work for an existing customer?

Gary Yancey – Applied Signal Technology – CEO, President

It is a new piece of work. It is a new contracting vehicle actually, Chris. Makes it easier for them to then drop the delivery orders. It is an existing customer, the company is an old agent that we have worked with. It is mostly development work, but it will field some more systems. What it is doing is upgrading systems that have been fielded that we've developed, you know, for newer telecommunications technologies, and so can upgrade existing systems and deliver some additional systems.

<Q>: So the level of responsiveness on this program, though, sounds kind of similar to kind of providing the type of product that maybe your buddy Len was providing to one of his customers, in that there is a telecommunications problem, we need some ability to exploit it, but it doesn't mean we are going to need 300 of them.

Gary Yancey – Applied Signal Technology – CEO, President

Oh, right, yes. Basically with the intelligence agencies you are never going to see very large volume production, I believe. There used to be an organization that had in excess of 80 sites worldwide that did a lot of COMINT work, and that would get a little higher volume production at times, but typically the intelligence agencies will deploy, you know, a few systems over a few years, and a lot of the work then is upgrading the capabilities of the systems, with new both hardware and software designs and deliveries, but it is a more development type work.

<Q>: Okay. And so now coming off of a couple years where you have seen less than 10% growth last year, and about 3.5% growth in 2006, do you feel like the Company was improperly positioned to take advantage of some opportunities, or were there some distractions, or were there customer issues that led to this less than expected growth?

Gary Yancey – Applied Signal Technology – CEO, President

It is actually customer issues. I mean again, it is just the things that they want to execute are slipping beyond where they wanted to execute them, and I would say it is customer issues, as I have said previously, we are putting more of an emphasis on being in the line for larger opportunities.

Those will almost always be competitive. So that doesn't mean just because we are getting the Company in a position in terms of being well known by integrating contractors, and having the proper procedures and processes in place to go after the bigger problems.

They will be competitive, so it obviously doesn't mean we necessarily get them, but we think it can foster growth into multi-hundred million type company in the years to come, so we are going after more of those, but I don't look back at it and see where we necessarily dropped the ball, missed an opportunity.

What I look at, what we look at when we review these things monthly, is things seem to want to slip to the right, and they were, and the only thing that I could kind of lay it on is when we observe whether they are emphasizing their investments right now, they are emphasizing them more with their own people and with companies that deploy in the field, a bit more like Len was doing for them, where they would take equipment, our equipment at times, and build systems to deploy in the field.

<Q>: Okay. Now that you have had a couple of years as an integrating contractor, does it make you want to go look for more work like this, or scare you away from it?

Gary Yancey – Applied Signal Technology – CEO, President

No, actually we want more. That is because we are masochists, but, no, it is actually pretty good work. One of the things about it is you can step up to larger programs without having to increase our own staff proportionally, because you do make use of subcontractors a lot more, so when one wants to grow, the next problem is, if 20% growth means 20% staff growth, you know, at 650 people, it starts to get to be a taller mountain to climb. As we can get into more of these integration type jobs, we can achieve growth with not the attendant need for growth and staff.

<Q>: Last question, which you may choose probably not to answer, but given the multiple that Len got from Northrop Grumman, has that created any thoughts at Applied Signal about potential transactions of that type?

Gary Yancey – Applied Signal Technology – CEO, President

Well, yes, it has made us think there will probably be other companies that will sell themselves to Northrop. Not us.

<Q>: Okay. Fair enough.

Gary Yancey – Applied Signal Technology – CEO, President

Thanks, Chris.

Operator

Our next question comes from the line of Mike Lewis with BBN Technologies.

<Q>: Hey, Gary and Jim, how are you?

Gary Yancey – Applied Signal Technology – CEO, President

Good, how are you Mike?

<Q>: I am doing well. Gary, in early October Applied Signal completed a series of corporate strategy meetings, where you were discussing how to focus the longer-term direction of the company over the next two, three, four years. What were some of the most important things you learned from those meetings, and how are you going to take that information to drive value to the firm's offerings, and ultimately to the bottom line?

Gary Yancey – Applied Signal Technology – CEO, President

Well, again, the real focus of these strategic meetings was how do we position the Company to be in offerings that are much larger procurements, either major subsystems, or were to the sub, or maybe other programs even like the Army airborne program that we have, and so from that we have restructured a little, not a lot, a little bit to get more focus at the corporate level on finding these programs that are two to four years out even, or maybe you would say one to four years out.

But the longer term programs, the ones that our operating divisions just don't feel they have the time to trade on as much, so when they are trying to meet current obligations and is feed the machine for the upcoming year, and so we focused, have put a few people in at the corporate level to focus on those, to find some of those opportunities, get the Company better well known as a resource to the big integrating primes, so that they will know what we are, who we are, who uses the resource when they are going after the big programs, and we have started dialoging with some of the bigger guys about where are some opportunities that maybe both companies invest in now that are coming along in a year or two, and we invest them now to be a team that will be well positioned, so those were kind of the main points that came out of that.

<Q>: So, can I assume that the focus is on blending the capabilities across the firm going forward for these larger RFPs?

Gary Yancey – Applied Signal Technology – CEO, President

Sometimes. We are finding a number of them where the blend as you call it is a real attribute and puts us in a nice position, and then sometimes it will just be one of the ISR operational areas that we have, you know, it might be a new INT opportunity or COMINT, or something in the sensor processing uniquely, or it could be a blended combination.

<Q>: Gary, just going back to your commentary with regard to your long-term growth, I was wondering if you could define what long-term is in years? Is it three years, four years, five years?

Gary Yancey – Applied Signal Technology – CEO, President

Well, depends on how you are looking at it. We build a five-year pipeline, so you could I guess assume five years. What we look at is a five-year pipeline. Obviously things get pretty fuzzy after a couple years out, but still we have opportunities that we are seeing that far out, and build a pipeline that far.

<Q>: Okay. Just to shift gears here with regard to the Allen, Texas, operation, did you say that you would anticipate to see revenue generated in fiscal '07?

Gary Yancey – Applied Signal Technology – CEO, President

We believe there will be revenue generated in '07. We have opportunities for orders in '07, probably the latter part that should then start generating revenue. Again, the one thing one needs to remember is these are big programs where we are a sub on these, so when went to them they are bigger programs which a lot of times like to slip to the right, but we do have some opportunities lined up, and our investment is going to come to demonstrable fruition in late spring timeframe to where we then have an incredible offering.

<Q>: You are still seeing most of the offerings in airborne systems?

Gary Yancey – Applied Signal Technology – CEO, President

Yes, not all. There is a U.K. submarine program, where they will be upgrading the [U INT] capabilities on the submarines, but the majority of them are airborne.

<Q>: With the Company halfway through its fiscal Q1, can you offer us any commentary on your expectations for the mix and bookings by the end of January?

Jim Doyle – Applied Signal Technology – CFO

Mike, I would say that the mix is probably very similar in the first quarter to what we saw in the fourth quarter of '06.

<Q>: Bookings as well?

Jim Doyle – Applied Signal Technology – CFO

Yes.

<Q>: Okay. And then just a final question, and I will get back in the queue. Turnover. Can you give us a turnover head count at the headquarters and also in the DC beltway?

Gary Yancey – Applied Signal Technology – CEO, President

We don't break it out separately, Mike, so I can't. We're running I think it is about 10%, isn't it right now, Jim?

Jim Doyle – Applied Signal Technology – CFO

8 to 10%, right, and I think, Mike, it is probably similar, although I agree with Gary, we don't break it out. It is just more as I have watched some of the names change, it is probably similar on the East Coast, than it is on the West Coast.

<Q>: Just one more, Jim. D&A year-to-date would be great.

Jim Doyle – Applied Signal Technology – CFO

Sure. 5.3 million.

<Q>: Thank you.

Gary Yancey – Applied Signal Technology – CEO, President

Thank you, Mike.

<Q>: Thank you.

Operator

Our next question comes from the line of Jim Mcilree with CE Unterberg Towbin.

<Q>: Thanks. Good evening, guys.

Jim Doyle – Applied Signal Technology – CFO

Hi, Jim.

<Q>: Could you talk walk me through the unfavorable rate variance at the end of Q3 was negative 4.4, and how that zeroed out this quarter?

Jim Doyle – Applied Signal Technology – CFO

Sure. It increased to approximately 8.4 million at the end of fiscal '06, and what that did as it made its way through our financial statements roughly. I have these numbers here, Jim. Just a second. I'm sorry. Of that 8.4 million, it increased revenues roughly 3.6 million, and then total program profitability declined 2.3.

We had already reserved 1 million of it in the third quarter, so it was another 1.3 million in the fourth quarter, and then our at-risk amount increased 2.5 million. So the 3.6 plus 2.3 plus 2.5 is that 8.4 million variance at the end of fiscal year. That's how it got distributed through the financials. We do feel comfortable with the $5.7 million at-risk, that we will recover those amounts that were at-risk at the end of the fiscal year. That 2.5 that I mentioned in the unfavorable variance that went to risk we are comfortable that we will recover that.

<Q>: Right. Okay. Terrific. Everything else has been asked and answered. Thank you.

Gary Yancey – Applied Signal Technology – CEO, President

Thanks, Jim.

Operator

Our next question is from the line of Matthew McKay with Jefferies & Co. Please proceed with your question.

<Q>: Great. Thanks. Good afternoon, guys.

Jim Doyle – Applied Signal Technology – CFO

Hi, Matt.

<Q>: Can you just comment a little bit about the dynamics of this year, relative to last year in DOD spending given that you're seeing, just given that it was passed earlier in the year?

Gary Yancey – Applied Signal Technology – CEO, President

We haven't seen the effect of that yet, Matt, but it was passed much earlier, and we are anticipating on such things as the Army airborne program and some of the others, that we will see spending occurring, you know, in the January timeframe.

The problem is even though budgets hit there, the budgets really got down to the people executing them probably within the last weeks, and in some cases, probably still haven't in different agencies and parts of agencies, well now we have got the beauty of the holidays, so January I think will become a more active month, and my anticipation would be that we would be ordered earlier in the year than we did last year.

<Q>: That is helpful. Then just, are you seeing any changes in how the intelligence budgets are overseen, given that it seems like Congress is trying to be a little bit more intrusive into them?

Gary Yancey – Applied Signal Technology – CEO, President

No, we are not seeing any change.

<Q>: Okay. And then just the long-term investment on the balance sheet, just what is included in that.

Jim Doyle – Applied Signal Technology – CFO

I am sorry, Matt, the long-term. Wrong thing. The long-term investment is roughly 2.8 million. That is we have some investments in municipal securities that go greater than a year.

<Q>: Okay. I think that takes care of me. Thanks a lot, guys.

Operator

Our next question comes from the line of Fil Zucchi with Zebra Fund. Please proceed with your question.

Fil Zucchi – Zebra Fund – Analyst

<Q>: Thank you. Good afternoon guys. As far as the growth rate on revenues, are you guys still targeting, I guess it used to be 20%, and now you're saying double-digit, but as far as this coming year, what kind of revenue growth rate are you shooting for.

Gary Yancey – Applied Signal Technology – CEO, President

Well, we actually don't give guidance on that, Fil, so we wouldn't talk to that.

<Q>: Can you tell us whether the double-digit growth rate on a longer term is still the 20%, or is it now a lower number?

Gary Yancey – Applied Signal Technology – CEO, President

Well, no, I mean it is still in that range. It is fuzzy enough, it is kind of hard to talk about has it changed a little bit or not. When you run up a five-year pipeline, you see growth that could still be in the order of the 20%, so nothing has really changed from before. It is just that the last two years, we haven't been hitting it.

<Q>: Okay. Thank you.

Operator

[OPERATOR INSTRUCTIONS] Our next question comes from the line of Chris McDonald with Kennedy Capital Management. Please proceed with your question.

<Q>: Good afternoon, Jim and Gary.

Jim Doyle – Applied Signal Technology – CFO

Hi, Chris.

<Q>: Jim, you mentioned that you expect options expense to be about the same next year as it was this year. I am just wondering if that is due to the fact that you are committed to programs that will drive the expense to that level, or that you're comfortable with where it is now, and you're not looking to reduce it?

Jim Doyle – Applied Signal Technology – CFO

No, that's the biggest part of it, Chris, is that there is overhang from prior ISO grants, and what we have currently planned for our employee stock purchase, so, yes, it is more that overhang issue.

<Q>: Are there steps that you can take to position the Company for reducing that over the long-term, either finding other ways to offset that if you are going to reduce options expense, or just other things you can do?

Jim Doyle – Applied Signal Technology – CFO

Yes. We have done some of that in '06, which was we started granting restricted stock, and we have not granted any incentive stock options, and it doesn't appear that we will do that in the future, so I believe that what we will be over time here is restricted stock grants, and as you know that does two things.

One, it is fewer shares that are granted, but then we do get a corresponding tax deduction for that. We are contemplating potential changes to our employee stock purchase plan, but that remains to be seen right now.

<Q>: Thank you.

Operator

We have a follow-up question from the line of Mike Lewis with BBN Technologies. Please proceed with your question.

Gary Yancey – Applied Signal Technology – CEO, President

Earth to Mike. Earth to Mike.

<Q>: I am sorry about that. I was wondering if you can just talk about some of the key programs that we have been talking about here for the last three or four quarters, with regard to '07, the Helix program, we already did have a little bit of commentary tonight with regard to the Army Airborne COMINT system, but what about the MRUUV, Bams, you talked a little bit about data mining opportunity last quarter. Any updates there, in other words what do you think may happen in '07 and what do you think could potentially move out to even beyond '07 into '08?

Gary Yancey – Applied Signal Technology – CEO, President

Well, Bams we believe, because the Navy is claiming this will be a contract award in '07. Obviously it is competitive, but the award will be '07. They have the draft request for proposal out, for comments, and they plan on having the final request for proposal out next year. That's a long-term program, so even if we would be fortunate, on the fortunate winning team, you know, it will be generating revenue over a number of years, but it probably won't be a uniform generation of revenue, but it still would be contributing.

The Helix program has been slipping, and I don't know what the latest is in projection of when the request for proposal will be on the street, but I think that's still an '07 event. The data mining, that one that I think I might have been referring to, that's going to be a late '07 contract award, so it would be more of almost an '08 event.

<Q>: Thank you very much.

Gary Yancey – Applied Signal Technology – CEO, President

Yes.

Operator

We have another follow-up question from the line of Myles Walton with CIBC World Markets. Please proceed with your question.

<Q>: Thanks, just a couple quick follow-ups. Jim, if you extract the 2.3 million unfavorable rate variance absorbed through the profit in '06, it looks like you get to a 9.6% margin, 9.7% margin. Is that a reasonable run rate to think about on an ongoing basis or anything in the mix going into next year?

Jim Doyle – Applied Signal Technology – CFO

We don't see anything right now, Myles. Yes, that's probably a reasonable run rate.

<Q>: Okay. And then to I guess as a follow-on, to address the 2.3 million of unfavorable rate variance, are you taking cost cutting reduction actions, or anything, either on head count or R&D, or is it just that you anticipate revenues will increase to absorb that?

Jim Doyle – Applied Signal Technology – CFO

Well, it is a combination of things. It is primarily we are anticipating revenues to grow to absorb that, but we are also containing spending, especially in our admin groups, and over the last few years we have reduced the spending in our admin groups as a percentage of the total company, so we are always watching what we can do to control our spending and make sure that we remain competitive.

Gary Yancey – Applied Signal Technology – CEO, President

However, I am not sure, Myles, if maybe I misunderstood what you were thinking, but that doesn't change the margins that we will get, because it is all billable to the government, and so even if we are reducing costs and some of the admin areas, that doesn't then reflect better margin.

<Q>: I follow that. The other question is how much of your backlog do you anticipate flows out in the twelve months? What is the usual number for you guys?

Jim Doyle – Applied Signal Technology – CFO

Well, it does vary between, it is usually in the 50 to 65% range, that would flow out over the next twelve months. This year is probably on the higher end of that.

<Q>: Okay. And going into '07 you are slightly disadvantaged to where you were going in to '06?

Gary Yancey – Applied Signal Technology – CEO, President

Yes.

<Q>: All right. Thanks.

Gary Yancey – Applied Signal Technology – CEO, President

Thank you.

Operator

Gentlemen, there are no further questions in the queue. Do you have any closing remarks?

Gary Yancey – Applied Signal Technology – CEO, President

Well, I do appreciate everyone's attendance, and I think the questions were very good questions, and with that we will sign off.

Operator

Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time.